Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Amplify Energy Corp.:

We consent to the use of our reports dated March 6, 2019, with respect to the consolidated balance sheets of Amplify Energy Corp. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2018, the period May 5, 2017 through December 31, 2017 (Successor), the period from January 1, 2017 through May 4, 2017 and the year ended December 31, 2016 (Predecessor) and the related notes (collectively, the consolidated financial statements), and effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference in this registration statement on Form S-8.

As discussed in note 2 to the consolidated financial statements, on April 14, 2017, the United States Bankruptcy Court for the Southern District of Texas entered an order confirming the plan for reorganization, which became effective on May 4, 2017. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification Topic 852, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods (Predecessor) as described in note 1.

/s/ KPMG LLP

Houston, Texas

September 9, 2019